Exhibit 99.1

Chemomab Therapeutics Ltd. and its subsidiaries Consolidated Financial Statements As of December 31, 2022

Chemomab Therapeutics Ltd. and its subsidiaries

Consolidated Financial Statements as of December 31, 2022

Contents

Somekh Chaikin KPMG Millennium Tower 17 Ha’arba’a Street, PO Box 609 Tel Aviv 61006, Israel +972 3 684 8000

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors,

Chemomab Therapeutics Ltd.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Chemomab Therapeutics Ltd. (the Company) as of December 31, 2022 and 2021, the related consolidated statements of operations, changes in equity, and cash flows for each of the years in the two-year period ended December 31, 2022, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2022, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Somekh Chaikin

Member Firm of KPMG International

We have served as the Company’s auditor since 2015.

Tel Aviv, Israel

February 20, 2023

© 2023 KPMG Somekh Chaikin, an Israeli partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. All rights reserved.

Chemomab Therapeutics Ltd. and its subsidiaries

Consolidated Balance Sheets as of
In USD thousands (except share and per share amounts)

	Note	December 31, 2022	December 31, 2021
Assets

Current assets
Cash and cash equivalents	3	13,519	15,186
Short-term bank deposit		26,374	45,975
Restricted cash		77	-
Other receivables and prepaid expenses	4	1,766	1,527

Total current assets		41,736	62,688

Non-current assets
Restricted cash		-	55
Long-term prepaid expenses		733	908
Property and equipment, net	5	367	357
Operating lease right-of-use assets	6	227	345

Total non-current assets		1,327	1,665

Total assets		43,063	64,353

Current liabilities
Trade payables		1,688	1,336
Accrued expenses		3,378	555
Employee and related expenses		1,560	653
Operating lease liabilities	6	123	106

Total current liabilities		6,749	2,650

Non-current liabilities
Non-current operating lease liabilities	6	91	237

Total non-current liabilities		91	237

Commitments and contingent liabilities	7

Total liabilities		6,840	2,887

Shareholders' equity	8

Ordinary Shares no par value - Authorized: 650,000,000 shares as of December 31, 2022 and 2021;
Issued and outstanding: 232,636,700 Ordinary shares at December 31, 2022 and 228,090,300 Ordinary shares at December 31, 2021		-	-
Treasury share at cost (11,640,460 shares as of December 31, 2022)		(1,218)	-
Additional paid-in capital		101,260	97,639
Accumulated deficit		(63,819)	(36,173)

Total shareholders’ equity		36,223	61,466
Total liabilities and shareholders’ equity		43,063	64,353

_____________________                   _____________________

Chief Executive Officer                      Chief Financial Officer

Date of approval of the financial statements: February 20, 2023

The accompanying notes are an integral part of the consolidated financial statements.

Chemomab Therapeutics Ltd. and its subsidiaries

Consolidated Statements of Operations for the year ended
In USD thousands (except share and per share amounts)

	Note	December 31, 2022	December 31, 2021
Operating expenses

Research and development	9	16,977	6,334

General and administrative	10	11,556	6,033

Total operating expenses		28,533	12,367

Financing (income) expenses, net		(353)	111

Loss before taxes		28,180	12,478

Taxes on income (benefit)	11	(534)	-

Net loss for the year		27,646	12,478

Basic and diluted loss per Ordinary Share	13	0.121	0.060

Weighted average number of Ordinary Shares outstanding, basic, and diluted	13	227,589,288	207,468,650

The accompanying notes are an integral part of the consolidated financial statements.

Chemomab Therapeutics Ltd. and its subsidiaries

Consolidated Statements of Changes in Equity
In USD thousands (except share amounts)

	Ordinary Shares		Treasury share		Additional paid in capital	Accumulated Deficit	Total Shareholders' equity
	Number	USD	Number	USD	USD	USD	USD
Balance as of January 1, 2021	9,274,838	-	-	-	34,497	(23,695)	10,802

Share-based compensation	-	-	-	-	2,019	-	2,019
Effect of reverse capitalization transaction	152,299,702	-	-	-	2,476	-	2,476
Issuance of shares and warrants, net of issuance costs	66,381,520	-	-	-	58,637	-	58,637
Exercise of options	134,240	-	-	-	10	-	10
Net loss for the year	-	-	-	-	-	(12,478)	(12,478)
Balance as of December 31, 2021	228,090,300	-	-	-	97,639	(36,173)	61,466

Balance as of January 1, 2022	228,090,300	-	-	-	97,639	(36,173)	61,466
Share-based compensation	-	-	-	-	3,211	-	3,211
Issuance of shares, net of issuance costs	2,576,400	-	-	-	267	-	267
Exercise of options	1,970,000	-	-	-	143	-	143
Treasury share at cost	-	-	(11,640,460)	(1,218)	-	-	(1,218)
Net loss for the year	-	-	-	-	-	(27,646)	(27,646)
Balance as of December 31, 2022	232,636,700	-	(11,640,460)	(1,218)	101,260	(63,819)	36,223

Chemomab Therapeutics Ltd. and its subsidiaries

Statements of Cash flows for the year ended
In USD thousands

	December 31, 2022	December 31, 2021
Cash flows from operating activities
Net loss for the year	(27,646)	(12,478)

Adjustments for operating activities:
Depreciation	58	34
Share-based compensation	3,211	2,019
Change in other receivables and prepaid expenses	(64)	(2,058)
Change in trade payables	352	1,175
Change in accrued expenses	2,823	(1,279)
Change in employees and related expenses	907	215
Change in operating leases	(11)	(2)
Net cash used in operating activities	(20,370)	(12,374)

Cash flows from investing activities
Investment in deposits	19,601	(45,951)
Long-term lease deposit	-	4
Sale of asset held for sale	-	1,000
Purchase of property and equipment	(68)	(239)
Net cash provided by (used in) investing activities	19,533	(45,186)

Cash flows from financing activities
Cash acquired in Merger	-	2,427
Exercise of options	143	10
Treasury share at cost	(1,218)	-
Issuance of shares and warrants, net of issuance costs	267	58,637
Net cash provided by (used in) financing activities	(808)	61,074

Change in cash, cash equivalents and restricted cash	(1,645)	3,514

Cash, cash equivalents and restricted cash at beginning of the year	15,241	11,727

Cash, cash equivalents and restricted cash at end of the year	13,596	15,241

Supplementary cash flows information:

A. Cash paid and received during the year for:
Income taxes received	351	-
Income taxes paid	(5)	-
Interest received	972	74

B. Significant non- cash transaction:
Right-of-use asset recognized with corresponding lease liability	17	345
Liabilities assumed, net of non-cash assets received in Merger	-	49

The accompanying notes are an integral part of the consolidated financial statements.

Chemomab Therapeutics Ltd. and its subsidiaries

Notes to the Financial Statements as at December 31, 2022

Note 1 - General

1.Chemomab Therapeutics Ltd. (hereinafter - "the Company") is an Israeli-based company incorporated under the laws of the State of Israel in September 2011. The Company’s registered office is located in Kiryat Atidim, Tel Aviv, Israel.

The Company is a clinical-stage biotech company discovering and developing innovative therapeutics for conditions with high-unmet medical need that involve inflammation and fibrosis.

The wholly owned subsidiaries of the Company are: Chemomab Ltd. ("Chemomab"), Chemomab Therapeutics Israel Ltd. and Chemomab Therapeutics Inc.

2.The Company currently has no products approved for sale. The Company’s operations are funded primarily by its Shareholders. The Company has incurred operating losses in each year since its inception and does not expect to generate significant revenue unless and until it obtains marketing approval for its products. Continuation of the Company’s development programs depend on its future ability to raise sources of financing.

3.Since January 2020, the COVID-19 pandemic has dramatically expanded into a worldwide pandemic, creating macro-economic uncertainty and disruption in the business and financial markets. Many countries around the world, including Israel, had taken  measures designated to limit the continued spread of the COVID-19 pandemic, including the closure of workplaces, restricting travel, prohibiting assembling, closing international borders and quarantining populated areas. The Company's clinical trial sites have been affected by the COVID-19 pandemic, and as a result, commencement of the enrollment in our clinical trials of CM-101 in PSC was delayed, and the enrollment rate has been, and is still, affected as well. As a result, The Company expanded its patient recruiting efforts to additional territories. In addition, after enrollment in these trials, patients might still drop out because of possible COVID-19 implications. Based on management’s assessment, the extent to which the lingering effects of the COVID-19 pandemic will further impact the Company's operations will depend on future developments. These developments, which are highly uncertain and cannot be predicted with confidence,including the duration and severity of the impact on patient enrollment following the attenuation of the outbreak The Company is carefully monitoring the impacts arising from  the COVID-19 pandemic and will adjust activities accordingly.

4.On December 14, 2020, the Company (formerly known as Anchiano Therapeutics Ltd.) entered into an Agreement and Plan of Merger (the "Merger" and “Merger Agreement”) with Chemomab Ltd., an Israeli limited company, and CMB Acquisition Ltd., an Israeli limited company and a wholly owned subsidiary of the Company (“Merger Sub”). On March 16, 2021, (the “Effective Time”), the Company consummated the Merger pursuant to the Merger Agreement Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into Chemomab Ltd., with Chemomab Ltd. surviving the Merger as the Company's wholly owned subsidiary. In connection with the Merger, on March 16, 2021, the Company changed its name from “Anchiano Therapeutics Ltd.” To “Chemomab Therapeutics Ltd" and the business conducted by Chemomab Ltd. became primarily the business conducted by the Company.

At the Effective Time(a) each Chemomab Ltd. ordinary share outstanding immediately prior to the Effective Time was converted solely into number of American Depository Shares equal to the exchange ratio described in the Merger Agreement, and each outstanding Chemomab Ltd. option was assumed by the Company, based on the same exchange ratio.

Chemomab Therapeutics Ltd. and its subsidiaries
Notes to the Financial Statements as at December 31, 2022

Note 1 - General (cont’d)

4. (cont'd)

For accounting purposes, Chemomab Ltd. is considered to have acquired the Company based upon the terms of the Merger as well as other factors. The Merger has been accounted for as an asset acquisition (reverse recapitalization transaction) rather than a business combination, as the assets acquired, and the liabilities assumed by Chemomab Ltd. do not meet the definition of a business under U.S. GAAP. The net assets acquired in connection with the Merger were recorded at their estimated acquisition date fair market value as of March 16, 2021, the date of completion of the Merger.

The exchange ratio was calculated by a formula that was determined through arms-length negotiations between the Company and Chemomab Ltd. The combined Company assumed all of the outstanding options of Chemomab Ltd., vested and not vested, under the Chemomab Share Incentive Plan (the “2015 Plan”), with such options representing the right to purchase a number of ADSs equal to approximately 12.86 multiplied by the number of Chemomab Ltd. ordinary shares previously represented by such options.

The following table summarizes the net assets acquired based on their estimated fair values as of March 16, 2021, immediately prior to completion of the Merger (in USD thousands):

Cash and cash equivalents	2,427
Asset held for sale	1,000
Prepaid and other assets	236
Accrued liabilities	(1,187)
Net acquired assets	2,476

Chemomab Therapeutics Ltd. and its subsidiaries
Notes to the Financial Statements as at December 31, 2022

Note 2 - Summary of Significant Accounting Policies

A.Basis of Preparation

The financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S GAAP”).

B.Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

C.Foreign currency

The currency of the primary economic environment in which the operations of the Company are conducted is the U.S. dollar (“dollar” or “$”), thus; the dollar is the functional currency of the Company.

The transactions and balances of the Company denominated in U.S. dollars are presented at their original amounts as the U.S. dollar is the currency of the primary economic environment in which the Company has operated and expects to continue to operate in the foreseeable future.

Monetary assets and liabilities denominated in a non-U.S. dollar currency are translated using the current exchange rate and nonmonetary assets and liabilities and capital accounts denominated in a non-U.S. dollar currency are translated using historical exchange rates.

Statements of operations accounts denominated in a non-U.S. dollar currency are translated using the exchange rates in effect on the transaction dates, except for depreciation, which is translated using historical exchange rate.

D.Cash and cash equivalents

Cash equivalents are short-term highly liquid investments that are readily convertible to cash with original maturities of three months or less at the date acquired.

E.Restricted cash

Restricted cash is primarily invested in highly liquid deposits. These deposits were used to secure office rent payments.

F.Property and equipment

Property and equipment are stated at cost less accumulated depreciation. Maintenance and repair expenses are charged to operation as incurred. Depreciation is calculated on the straight-line method based on the estimated useful lives of the assets and commences once the assets are ready for their intended use.

Annual rates at depreciation are as follows:

%
Computers	33
Laboratory equipment	10
Furniture and equipment	7
Leasehold improvement - over the shorter of the lease term or the estimated useful life of the improvement

Chemomab Therapeutics Ltd. and its subsidiaries
Notes to the Financial Statements as at December 31, 2022

Note 2 - Summary of Significant Accounting Policies (cont’d)

G.Impairment of long-lived assets

The Company’s property and equipment are reviewed for impairment in accordance with ASC 360, “Property and Equipment”, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less selling costs. During the periods ended December 31, 2022 and 2021, no impairment losses have been recorded.

H.Research and Development

Research and development costs are charged to operations as incurred. Most of the research and development expenses are for subcontractors and wages.

I.Income taxes

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined on the basis of the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company recognizes net deferred tax assets to the extent that the Company believes these assets are more likely than not to be realized. In making such a determination, management considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If management determines that the Company would be able to realize its deferred tax assets in the future in excess of their net recorded amount, management would make an adjustment to the deferred tax asset valuation allowance, which would reduce the income taxes expense.

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50 percent likely of being realized.

J.Fair value of financial instruments

ASC 820, Fair Value Measurements and Disclosures, relating to fair value measurements, defines fair value and established a framework for measuring fair value. The ASC 820 fair value hierarchy distinguishes between market participant assumptions developed based on market data obtained from sources independent of the reporting entity and the reporting entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances. ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, essentially an exit price.

Chemomab Therapeutics Ltd. and its subsidiaries
Notes to the Financial Statements as at December 31, 2022

Note 2 - Summary of Significant Accounting Policies (cont’d)

J.Fair value of financial instruments (cont’d)

In addition, the fair value of assets and liabilities should include consideration of non-performance risk, which for the liabilities described below includes the Company’s own credit risk.

As a basis for considering such assumptions, ASC 820 establishes a three-tier value hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:

Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2: Observable prices that are based on inputs not quoted on active markets, but corroborated by market data or active market data of similar or identical assets or liabilities.

Level 3: Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

The carrying amounts of cash and cash equivalents trade payables, other receivables and accrued expenses approximate their fair value due to the short-term maturity of such instruments. The fair value of long-term restricted deposits and restricted cash also approximates their carrying value, since they bear interest at rates close to the prevailing market rates. None of the Company’s non- financial assets or liabilities are recorded at fair value on a non-recurring basis. No transfers between levels have occurred during the periods presented.

K.Share-based compensation

The Company accounts for share-based compensation as an expense in the financial statements based on ASC 718. All awards are equity classified and therefore such costs are measured at the grant date fair value of the award and graded vesting attribution approach to recognize compensation cost over the vesting period. The Company recognizes compensation cost for an award with only service conditions that has a graded vesting schedule on a straight-line basis over the requisite service period for the entire award, provided that the cumulative amount of compensation cost recognized at any date at least equals the portion of the grant-date value of such award that is vested at that date.

The fair value for the Company’s stock options granted to employees, consultants and directors was estimated using Black-Scholes option-pricing model at the grant date, using the inputs detailed in Note 8(C).

The Company has historically not paid dividends and has no foreseeable plans to pay dividends.

L.Government-sponsored research and development

Chemomab records grants received from the office of the Israel Innovation Authority (the “IIA”) as a liability, if it is probable that the Chemomab will have to repay the grants received. If it is not probable that the grants will be repaid, Chemomab records the grants as a reduction to research and development expenses.

Chemomab Therapeutics Ltd. and its subsidiaries
Notes to the Financial Statements as at December 31, 2022

Note 2 - Summary of Significant Accounting Policies (cont’d)

M.Severance pay

Pursuant to Section 14 of the Severance Compensation Law, 1963 ("Section 14"), all employees of the Company are entitled only to monthly deposits, at a rate of 8.33% of their monthly salary, made on their behalf with insurance companies. Upon release of the policy to the employee, no additional liability exists between the parties regarding the matter of severance pay and no additional payments shall be made by the Company to the employee. This plan has been accounted for as a defined contribution plan. Severance costs amounted to approximately $142 thousand and $116 thousand for the year ended December 31, 2022 and 2021, respectively.

N.Concentrations of credit risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents.

Cash and cash equivalents and short- term deposits are invested in banks. Management believes that the financial institutions that hold the Company’s investments are financially sound and, accordingly, minimal credit risk exists with respect to these investments.

The Company have no off-balance-sheet concentration of credit risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements.

O.Leases

Under Topic 842, the Company determines if an arrangement is a lease at inception. Right-of-use (ROU) assets and lease liabilities are recognized at commencement date based on the present value of remaining lease payments over the lease term. For this purpose, the Company considers only payments that are fixed and determinable at the time of commencement. As most of the Company's leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The Company's incremental borrowing rate is a hypothetical rate based on its understanding of what its credit rating would be 5% and 5.2% in 2022 and 2021, respectively. The Company's lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise such options. When determining the probability of exercising such options, the Company considers contract-based, asset-based, entity-based, and market-based factors. For leases agreements, the Company has elected the practical expedient to account for the lease and non-lease maintenance components as a single lease component. Therefore, for those leases, the lease payments used to measure the lease liability include all the fixed consideration in the contract. The Company's lease agreements generally do not contain any residual value guarantees or restrictive covenants.

For operating leases, the ROU asset is subsequently measured throughout the lease term at the carrying amount of the lease liability, plus initial direct costs, plus (minus) any prepaid (accrued) lease payments, less the unamortized balance of lease incentives received. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

ROU assets for operating leases are periodically reduced by impairment losses. The Company uses the long-lived assets impairment guidance in ASC Subtopic 360-10, Property, Plant, and Equipment – Overall, to determine whether an ROU asset is impaired, and if so, the amount of the impairment loss to recognize. See Note 2(G).

Chemomab Therapeutics Ltd. and its subsidiaries
Notes to the Financial Statements as at December 31, 2022

Note 2 - Summary of Significant Accounting Policies (cont’d)

P.Principles of consolidation

The consolidated financial statements include the accounts of the Company and its Subsidiaries. Intercompany balances and transactions have been eliminated in consolidation.

Q.Earnings per ordinary share

Basic earnings per ordinary share is calculated using only weighted average ordinary shares outstanding. Diluted earnings per share, if relevant, gives effect to dilutive potential ordinary shares outstanding during the year.  Such dilutive shares consist of incremental shares, using the treasury stock method, from the assumed exercise of share options.

Note 3 - Cash and Cash Equivalents

	December 31,	December 31,
	2022	2021
	USD thousands	USD thousands

In USD	10,663	10,720
In NIS	2,756	1,116
In other currencies	100	3,350

	13,519	15,186

Note 4 - Other Receivables and Prepaid Expenses

	December 31,	December 31,
	2022	2021
	USD thousands	USD thousands
Government institutions	459	179
Prepaid expenses	1,307	1,348

	1,766	1,527

Chemomab Therapeutics Ltd. and its subsidiaries
Notes to the Financial Statements as at December 31, 2022

Note 5 - Property and Equipment, Net

	December 31,	December 31,
	2022	2021
	USD thousands	USD thousands
Cost:
Computers	70	43
Furniture and equipment	33	27
Laboratory equipment	399	364
Website development	14	14
Leasehold improvements	16	16
	532	464

Less - accumulated depreciation	(165)	(107)

	367	357

Note 6 - Leases

On May 10, 2020, Chemomab entered into an office and lab space lease agreement (hereinafter – “The Agreement” .(According to the Agreement, Chemomab  rented a space in Atidim Park, Tel-Aviv for a period of three years, through May 2023. Chemomab was granted an option to extend the lease term by additional three years.

On October 24, 2021, Chemomab signed an amendment to the Agreement ("The Amendment"). According to the Amendment, On December 12, 2021 Chemomab returned the previous office and lab space to the property owner and rented a larger space in Atidim Park Tel-Aviv, for a term of 3 years, through October 2024. In addition, Chemomab was granted an option to extend the lease term by additional three years. The annual rent and management fees are approximately $122 thousand. Pursuant to the Amendment, the bank guarantee issued in 2020 was canceled and a substitute bank guarantee of approximately $77 thousand was issued to the property owner during 2022.

The above operating leases are included in “Operating lease right-of-use assets” on the Company’s Consolidated Balance sheets as of December 31, 2022 and 2021 and represent the Company’s right to use the underlying asset for the lease term. The Company’s obligations to pay lease payments are included in the current liabilities as “Operating lease liabilities” and in the non-current liabilities as “Non-current operating lease liabilities” on the Company’s Consolidated Balance sheets as of December 31, 2022 and 2021. Based on the present value of the lease payments for the remaining lease term of the Company’s existing lease agreement, the Company recognized operating right-of-use assets and operating lease liabilities of approximately $345 thousand on December 12, 2021.

During the years ended December 31, 2022 and 2021, the Company recognized an increase in right of use assets of $17 thousand and $345 thousand, respectively.

As of December 31, 2022, and 2021 operating right-of-use asset was $227 thousand and $345 thousand, respectively. The operating lease liabilities were $214 thousand and $343 thousand, respectively.

Chemomab Therapeutics Ltd. and its subsidiaries
Notes to the Financial Statements as at December 31, 2022

Note 6 - Leases (cont’d)

As most of the Chemomab’s leases do not provide an implicit rate, Chemomab uses its incremental borrowing rate based on the information available at the commencement date of each lease in determining the present value of lease payments. Chemomab’s incremental borrowing rate is a hypothetical rate based on its estimation of what its credit rating would be the rate was 5% in 2022 and 5.2% in 2021.

Maturities of lease liabilities under noncancellable leases as of December 31, 2022, are as follows: (in thousands):

2023	126
2024	93
Total future minimum lease payments	219
Less imputed interest:	(5)
Present value of operating lease liabilities	214

Note 7 - Commitments and Contingent Liabilities

A.Exclusive License Agreement (hereinafter- “the License Agreement”)

In December 2011, Chemomab entered into a License Agreement with the Medical Research, Infrastructure, Health Services Fund of the Tel-Aviv Souraski Medical Center (“Fund”), pursuant to which it was granted with an exclusive license to certain inventions (as defined in the License Agreement) including patents, knowhow and products and the right to sublicense to third parties the rights granted, pursuant to and subject to certain terms and limitation fully set in the License Agreement.

Chemomab has agreed to pay the Fund a non-refundable and non-creditable sublicense fees as a percentage of all Attributed Income (as such term defined in the License Agreement), and shall further pay the Fund royalties from sales made by sublicensee;

(i)Royalties in percentage of the Net sales or Service Income (as defined in the License Agreement), subject to certain additional terms set forth therein.

In addition, with respect to each Licensed Product (as defined therein), Chemomab has agreed to  pay the Fund the following non-refundable, non-creditable amounts:

(a)$100 thousand upon submission of a New Drug Application (“NDA”), Biological License Application (“BLA”) or equivalent for each Licensed Product to the United States Food and Drug Administration (“FDA”), $100 thousand upon submission of similar application for each Licensed Product to an equivalent foreign regulatory agency in Europe and one hundred thousand dollars upon submission of similar application for each Licensed Product to an equivalent foreign regulatory agency in Asia. Payment in the aggregate shall not be more than $300 thousand per each Licensed Product, provided that for each jurisdiction, payment shall be made only once;

(b)$200 thousand upon the grant of FDA or equivalent agency marketing approval in Europe and/or Asia for each Licensed Product. Payment in the aggregate shall not be more than $600 thousand per each Licensed Product, provided that for each jurisdiction, payment shall be made only once.

As of December 31, 2022 no payments were made to the Fund.

Chemomab Therapeutics Ltd. and its subsidiaries
Notes to the Financial Statements as at December 31, 2022

Note 7 - Commitments and Contingent Liabilities (cont’d)

A.Exclusive License Agreement (hereinafter- “the License Agreement”) (cont’d)

In addition to the payments described above, upon the occurrence of either (i) closing of a public offering of the ordinary shares of Chemomab; or (ii) a Change of Control Transaction, Chemomab shall pay the Fund a cash payment equal to one percent (1%) of the proceeds raised by Chemomab in its initial public offering, or 1% of the consideration received by Chemomab or its shareholders at the closing of a Change of Control Transaction (after deduction of amounts paid as liquidation preference to the shareholders of Chemomab on account of their investment in Chemomab, if any), but in any event not more than $3,000 thousand.

   Chemomab partially financed its research and development expenditures under programs sponsored by the Israel Innovation Authority (“IIA”) for the support of certain research and development activities conducted in Israel.

In return for the IIA’s participation, Chemomab is committed to pay royalties at rate of 3% of sales of the developed product (linked to U.S. dollar), up to 100% of the amount of grants received (100% plus interest at LIBOR). In addition, the IIA may impose certain conditions to transfer technology or development out of Israel.

Chemomab did not receive any grants from the IIA in the years ended December 31, 2022, and 2021.

Since Chemomab ’s incorporation through December 31, 2022 Chemomab received $1,227 thousand from the IIA, which were recognized as a reduction of research and development expenses.

As of December 31, 2022, Chemomab has no commitment for royalties payable.

B.In June 2015, Chemomab entered into a license agreement with subcontractor (“the Subcontractor”), under which the Subcontractor granted to Chemomab certain licenses to use proprietary rights of the subcontractor, materials and know how in the techniques and use of the same, for purposes of research and development of Chemomab 's product CM-101, as well as commercialization thereof. Further to the agreement, the Subcontractor also provides manufacturing services of intermediates and active pharmaceutical ingredients. According to the related manufacturing agreement, the manufacturing of the product is carried out by the Subcontractor in accordance with Chemomab's specifications and timeline.  From time to time, Chemomab and the Subcontractor have been signing additional agreements for additional manufacturing and final process lock of the product for clinical use Under the agreement, Chemomab is also obligated to pay the Subcontractor royalties determined as a percentage of net sales of each licensee product.

During 2022 and 2021, Chemomab recorded expenses related to the above agreements in the amounts of $5,222 thousand and $2,590 thousand, respectively. The expenses were recorded under research and development expenses.

Chemomab Therapeutics Ltd. and its subsidiaries
Notes to the Financial Statements as at December 31, 2022

Note 7 - Commitments and Contingent Liabilities (cont’d)

C.As of December 31, 2022, the bank imposed restriction on a bank deposit in the amount of $77 thousand for the purpose of secure lease payments under an office lease agreement.

D.During 2022, the Israeli tax authority ("ITA”) notified the Company that it had initiated a routine VAT audit to include tax years 2017 through 2022. The ITA raised several claims, mainly in respect with the recoverability of VAT with respect to Merger Agreement related expenses and the classification of the Company as a holding company. On July 2022, the ITA proposed a settlement, which the Company rejected. As a result, the ITA issued assessments in the aggregate amount of $1,046 thousand. The Company filed an appeal against the ITA’s assessments. The Company has recorded an appropriate provision which considers inherent uncertainty of these matters and the judicial process. Therefore, the outcome may differ from the estimated liability recorded by the Company during the period.

Note 8 - Share Capital

A.Right attached to shares

Ordinary shares

All of the issued and outstanding ordinary shares of the Company are duly authorized, validly issued, fully paid and non-assessable. The ordinary shares are not redeemable, and each ordinary share is entitled to one vote. The holders of the ordinary shares have the right to vote and participate in shareholders' meetings, the right to receive profits, and the right to participate in the accumulated earnings when the Company is dissolved.

1.Voting

The holders of ordinary shares are entitled to vote on all matters submitted to shareholders for a vote.

2.Dividends

The holders of the ordinary shares are entitled to receive dividends, when and as declared by the Board of Directors, and out of funds legally available.

Since its inception, the Company has not declared any dividends.

Chemomab Therapeutics Ltd. and its subsidiaries
Notes to the Financial Statements as at December 31, 2022

Note 8 - Share Capital (cont’d)

B.Financing rounds

1.In connection with the Merger, on March 15, 2021, the Company entered into Securities Purchase Agreements with certain purchasers, pursuant to which the Company agreed to sell approximately $45.5 million of its American Depositary Shares (ADSs) in a private placement transaction, (or "The Private Placement"). The Private Placement closed on March 22, 2021, at which time the Company sold to the purchasers 2,619,270 ADSs together with warrants to purchase up to 261,929 ADSs at an exercise price of $17.35 per ADS. The warrants will expire five years from the date of issuance, and if exercised in full, will provide to the Company proceeds of approximately $4.5 million. 20 Ordinary Shares are equal to 1 American Depositary Share (ADS).

2.On April 30, 2021, the Company entered into an At the Market Offering Agreement (the "ATM Agreement") with Cantor Fitzgerald & Co., ("Cantor"). According to the ATM Agreement, the Company may offer and sell, from time to time, its ADSs having an aggregate offering price of up to $75 million through Cantor or the ATM Agreement. From April 30, 2021, through December 31, 2022, the Company issued 699,806 ADSs at an average price of $22.75 per ADS under the ATM Agreement, resulting in gross proceeds of $15,917 thousand.

3.On April 25, 2022, the Company filed a prospectus supplement with the SEC for the issuance and sale of up to $18,125,000 of its ADSs in connection with the reactivation of the ATM Facility and pursuant to General Instruction I.B.6 of Form S-3, which, subject to certain exceptions, limits the amount of securities the Company is able to offer and sell under such registration statement to one-third of our unaffiliated public float. During the year ended  December 31, 2022, the Company issued 130,505 ADSs at an average price of $2.11 per ADS under the ATM Agreement, resulting in gross proceeds of $275 thousand.

4.On September 19, 2022, the Company entered  into a share purchase agreement (the “Repurchase Arrangement”) with Dr. Adi Mor, co-founder of Chemomab Ltd., Chief Scientific Officer and a director of the Company and Professor Kobi George, co-founder of Chemomab Ltd. (together with Dr. Adi Mor, the “Co-Founders”), whereby the Company agreed, subject to the requisite court approval required under Section 303(a) of the Israeli Companies Law, 5759-1999 (the “Companies Law”), which the Company received on November 14, 2022, to repurchase up to 582,023 of the Company's ADSs owned by the Co-Founders, for consideration not to exceed an aggregate amount of $2,500,000, depending on the market price of the ADSs at the time of any repurchase. Accordingly, on November 16, 2022, the company repurchased the entire amount of 582,023 ADSs from the Co-Founders at a weighted average price of $2.0848 and for total consideration of approximately $1,218 thousand.

The Company accounted for the repurchased shares as treasury share in accordance with ASC 505-30, "Treasury Stock".

Chemomab Therapeutics Ltd. and its subsidiaries
Notes to the Financial Statements as at December 31, 2022

Note 8 - Share Capital (cont’d)

C.Share-based compensation

(1)Share-based compensation plan:

The Company maintains (i) the 2011 Share Option Plan (the “2011 Plan”), (ii) the 2017 Equity-Based Incentive Plan (the “2017 Plan”) and (iii) the Chemomab 2015 Share Incentive Plan (the “2015 Plan”), which was assumed by the Company from Chemomab upon the effectiveness of the Merger. At that time, outstanding options under the 2015 Plan became exercisable for such number of ADSs of the Company as was determined based on the exchange ratio in the Merger Agreement, with a reciprocal adjustment to exercise price.

As of December 31, 2022, a total of 28,443,060 of our Ordinary Shares (equal to 1,422,153 of ADSs) were reserved for issuance under the 2015 Plan, of which 3,445,520 Ordinary Shares (equal to 172,276 ADSs) had been issued pursuant to previous exercises options, and 23,460,740  Ordinary Shares (equal to 1,173,037 ADSs) were issuable under outstanding options. Of such outstanding options, options to purchase 12,400,720 Ordinary Shares (equal to 620,036 ADSs) had vested and were exercisable as of that date, with a weighted average exercise price of $0.30 per Ordinary Share (or $5.96 per ADS). During the year ended December 31, 2022, options to purchase 1,240,120 Ordinary Shares (equal to 62,006 ADS) were canceled.

As of December 31, 2022, a total of 12,511,620 of our Ordinary Shares (equal to 625,581 of our ADSs) were reserved for issuance under the 2017 Plan, of which 11,730,800 Ordinary Shares (equal to 586,540 ADSs) were issuable under outstanding options. Of such outstanding options, options to purchase 427,540 Ordinary Shares (equal to 21,377 ADSs) had vested and were exercisable as of that date, with a weighted average exercise price of $0.35 per Ordinary Share (or $6.98 per ADS). During the year ended December 31, 2022 no options were canceled.

(2)The expenses that were recognized in the consolidated statements of operations for services received from employees and service providers are as follows:

	Year ended	Year ended
	December 31,	December 31,
	2022	2021
	USD thousands	USD thousands
Research and development	448	137
General and administrative	2,763	1,882

Total share-based compensation expenses	3,211	2,019

Chemomab Therapeutics Ltd. and its subsidiaries
Notes to the Financial Statements as at December 31, 2022

Note 8 - Share Capital (cont’d)

C.Share-based compensation (cont’d)

(3)The number and weighted average exercise price of options are as follows:

	Weighted average exercise price	Number of options	Weighted average remaining contractual life (in years)	Weighted average exercise price	Number of options	Weighted average remaining contractual life (in years)
	2022	2022	2022	2021	2021	2021
Outstanding at January 1	0.38	27,003,260	8.12	0.07	10,455,580	7.8
Acquired in Merger	-	-	-		609,535	-
Exercised	0.07	(1,970,000)	-	0.08	(134,220)	-
Forfeited	0.32	(1,240,120)	-	1.25	(1,712,275)	-
Granted	0.16	11,398,400	7.8	0.62	17,784,640	9.79

Outstanding at December 31	0.33	35,191,540	7.42	0.38	27,003,260	8.12

(4)Fair value measurement:

The fair value of the options is measured at the grant date using the Black-Scholes Option pricing model and the assumptions used to calculate the fair value of the options are as follows:

2022 grants
Weighted average share price (in U.S. dollar)(a)	0.16
Exercise price (in U.S. dollar)	0.10-0.257
Expected life of options (in years)(b)	5.51-6.28
Expected volatility(c)	83.69%-84.31%
Risk-free interest rate(d)	1.75%-4.14%
Dividend yield	0%

Chemomab Therapeutics Ltd. and its subsidiaries
Notes to the Financial Statements as at December 31, 2022

Note 8 - Share Capital (cont’d)

C.Share-based compensation (cont’d)

4. (cont'd)

(a)The weighted average share price is based on the Company’s Ordinary Share valuation as at the grant date.

(b)Expected life for the periods presented was determined according to the simplified method since, at the date of grant, the Company did not have enough history to make an estimate. This method effectively assumes that exercise occurs over the period from vesting until expiration, and therefore the expected term is the midpoint between the service period and the contractual term of the award. The simplified method is applicable to service conditions and for performance conditions that are probable of achievement. If meeting the performance condition is not probable, the Company will use the awards’ contractual term if the service period is implied, or the simplified method, if the service period is explicitly stated.

(c)Expected volatility is based on historical volatility over the most recent period commensurate with the expected term of the option. As the Company has a short trading history for its ordinary shares, when the Company's trading period is shorter than the expected term, the expected volatility is derived from the average historical share volatilities of several unrelated public companies within the Company’s industry that the Company considers to be comparable to its own business over a period equivalent to the option’s expected term.

(d)The risk-free rate for the expected term of the options is based on the Black-Scholes option-pricing model on the yields of U.S. Treasury securities with maturities appropriate for the expected term of employee share option awards.

Note 9 - Research and Development

	Year ended	Year ended
	December 31,	December 31,
	2022	2021
	USD thousands	USD thousands
Consultants and subcontractors	13,052	3,894
Salaries and related expenses	2,867	1,789
Rent and maintenance	245	114
Share-based compensation	448	137
Other expenses	365	400
	16,977	6,334

Chemomab Therapeutics Ltd. and its subsidiaries
Notes to the Financial Statements as at December 31, 2022

Note 10 - General and Administrative

	Year ended	Year ended
	December 31,	December 31,
	2022	2021
	USD thousands	USD thousands
Salaries and related expenses	3,435	943
Professional services	2,596	1,695
Share-based compensation	2,763	1,882
Fees to Directors	231	244
Insurance	1,084	1,024
Rent and maintenance	24	29
Other expenses	1,423	216

	11,556	6,033

Note 11 - Income Taxes

A.Tax rates

Ordinary taxable income in Israel is subject to a corporate tax rate of 23%.

The Company’s US subsidiary, Chemomab Therapeutics Inc. ("Chemomab Inc.) is taxed separately under the U.S. tax laws.

Chemomab Inc. is subject to a federal flat tax rate of 21% and state tax as applicable.

Capital gain is subject to capital gain tax according to the corporate tax rate in the year the assets are sold.

B.Tax assessments

As of December 31, 2022, the Company’s tax reports through December 31, 2017 are considered closed to audit inspections by the Israeli Tax Authority (“ITA”) due to statute of limitation rules effective in Israel.

The Company has not yet been assessed by the ITA since inception.

C.Losses for tax purposes carried forward to future years

As of December 31, 2022, the Company and its subsidiaries had approximately $159 million (approximately $143 million as of December 31, 2021) of net operating loss carryforwards which are available to reduce future taxable income with no limitation on the period of use.

On March 27, 2020 and December 27, 2020, the President of the United States signed and enacted into law the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) and the Consolidated Appropriations Act, 2021 (CAA). Among other provisions, the CARES Act and the CAA provide relief to U.S. federal corporate taxpayers through temporary adjustments to net operating loss rules, changes to limitations on interest expense deductibility, and the acceleration of available refunds for minimum tax credit carryforwards. The CARES Act also includes provisions for a carryback of any net operating loss (NOL) arising in a taxable year beginning after December 31, 2017, and before January 1, 2021, to each of the five taxable years preceding the taxable year in which the loss arises (carryback period).

Chemomab Therapeutics Ltd. and its subsidiaries
Notes to the Financial Statements as at December 31, 2022

Note 11 - Income Taxes (cont’d)

C.Losses for tax purposes carried forward to future years (cont'd)

Chemomab Therapeutics Inc., a wholly owned subsidiary of the Company, filed an application with the US Internal Revenue Service to carryback net operating losses. Chemomab Therapeutics Inc received $351 thousand in December 2022 on account of 2016 and 2017 and expects to receive the remainder $183 thousand in 2023. Accordingly, a tax benefit in the total amount of $534 thousand was recorded in the Company’s statement of operations during 2022.

D.Deferred taxes

In respect of:

	December 31,	December 31,
	2022	2021
	USD thousands	USD thousands
Net operating loss carry-forwards	36,550	33,396
Share-based compensation expense	1,774	1,147
Research and development costs	2,858	1,449
Other	13	38
Gross deferred tax assets	41,195	36,030
Less - Valuation allowance	(41,195)	(36,030)

Net deferred tax assets	-	-

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. A valuation allowance is provided when it is more likely than not that the deferred tax assets will not be realized.

The Company has established a valuation allowance to offset deferred tax assets on December 31, 2022 and 2021 due to the uncertainty of realizing future tax benefits from its net operating loss carryforwards and other deferred tax assets. The net change in the total valuation allowance for the year ended at December 31, 2022 was an increase of approximately $5.2 million.

E.Roll forward of valuation allowance

Balance at January 1, 2021	$6,200
Currency transaction loss	2,425
Tax assets acquired through merger	24,535
Income tax expense	2,870
Balance at December 31, 2021	$36,030
Currency transaction Income	(1,316)
Income tax expense	6,481
Balance at December 31, 2022	$41,195

Chemomab Therapeutics Ltd. and its subsidiaries
Notes to the Financial Statements as at December 31, 2022

Note 11 - Income Taxes (cont’d)

F.Reconciliation of theoretical income tax expense to actual income tax expense

A reconciliation of the Company’s theoretical income tax expense to actual income tax expense is as follows:

	December 31,	December 31,
	2022	2021
	USD thousands	USD thousands
Loss before income taxes	(28,180)	(12,478)
Statutory tax rate	23%	23%
Theoretical tax benefit	(6,481)	(2,870)

Change in temporary differences for which deferred taxes were not recognized	(1,696)	(1,332)
Tax rate differential	20	(101)
Non-deductible expenses	744	239
Losses and other items for which a valuation allowance was provided or benefit from loss carryforwards	6,879	4,064
Actual income tax expense (Benefit)	(534)	-

G.Accounting for uncertainty in income taxes

For the year ended December 31, 2022, the Company did not have any unrecognized tax benefits and does not expect that the amount of unrecognized tax benefits will change significantly within the next 12 months. The Company’s accounting policy is to accrue interest and penalties related to unrecognized tax benefits as a component of income tax expense.

Note 12 - Related Parties Balances and Transactions

A.Balances with Related Parties:

The following Related Party payables are included in the consolidated Balance Sheets:

	December 31,	December 31,
	2022	2021
	USD thousands	USD thousands
Employee and related expenses	891	278
Accrued expenses	58	72

	949	350

On September 19, 2022, the Company entered into a share purchase agreement with the Company's Co- Founders, see Note 8B(4).

Chemomab Therapeutics Ltd. and its subsidiaries
Notes to the Financial Statements as at December 31, 2022

Note 12 - Related Parties Balances and Transactions (cont'd)

B.Transactions with Related Parties:

The following transactions with related parties are included in the consolidated Statements of Operations:

	Year ended	Year ended
	December 31,	December 31,
	2022	2021
	USD thousands	USD thousands
Salaries and related expenses	2,409	1,255
Share-based payments	2,466	1,775
Professional Services	231	244
Research and development	36	36

	5,142	3,310

Note 13 - Net Loss Per Share Attributable to Ordinary Shareholders

Basic net loss per share is computed by dividing the net loss available to common stockholders by the weighted-average number of ordinary shares outstanding. Diluted net loss per share is computed similarly to basic net loss per share except that the denominator is increased to include the number of additional ordinary shares that would have been outstanding if the potential ordinary shares had been issued and if the additional ordinary shares of were dilutive. Diluted net loss per share is the same as basic net loss per share of ordinary share, as the effect of potentially dilutive securities is antidilutive.

The following table sets forth the computation of basic and diluted net loss per share attributable to ordinary shareholders for the periods presented:

	Year ended	Year ended
	December 31,	December 31,
	2022	2021
	In USD thousands, except share and per share data
Numerator:
Net loss	27,646	12,478

Denominator:
Weighted-average number of ordinary shares used in computing net loss per share attributable to ordinary shareholders, basic and diluted	227,589,288	207,468,650

Net loss per share attributable to ordinary shareholders, basic and diluted	0.121	0.060

Chemomab Therapeutics Ltd. and its subsidiaries
Notes to the Financial Statements as at December 31, 2022

Note 13 - Net Loss Per Share Attributable to Ordinary Shareholders (cont'd)

The potential number of ordinary shares that were excluded from the computation of diluted net loss per share attributable to ordinary shareholders for the periods presented since including them would have been anti-dilutive are as follows:

	Year ended	Year ended
	December 31,	December 31,
	2022	2021
	Number of shares

Outstanding options to purchase ordinary shares	35,191,540	27,003,260

Note 14 - Subsequent Events

On January 13, 2023 the Company filed with the SEC a registration statement on form S-1 for the issuance and sale of up to $20,000,000 of its ADSs.